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                                  EXHIBIT 3.2.4


                                 Amendment No. 3
                                     To the
                           Second Amended and Restated
                               Operating Agreement


1. Section 2.5 of the Operating Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

                  "2.5   Membership Units and Register. Ownership rights in the
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       Company are evidenced by Units. The Company shall maintain a membership register (the "Membership Register") at its principal office or by a duly appointed agent of the Company setting forth the name, address, Capital Contributions and number of Units held by each Member which shall be modified from time to time as Transfers occur or as additional Units are issued to new or existing Members pursuant to the provisions of this Agreement."

2. Section 2.6 of the Operating Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

                  "2.6   Fiscal Year. The fiscal year of the Company shall begin
                         -----------
       on January 1 and end on December 31 of each year. The Board may change the Company's fiscal year upon the affirmative vote of a Majority of the Board. The fiscal year in which the Company shall terminate shall end on the date of termination of the Company."

3. Section 6.1(c) of the Operating Agreement is hereby amended to add the following sentence at the end of the section: "Directors need not be residents of the State of Nebraska or Members of the Company."

4. Section 6.2 of the Operating Agreement shall be amended to add the new subsection (m):

                  "(m)   issue additional Units to new and existing Members of
       the Company from time to time on terms and conditions determined by the Board in its sole discretion."

5. Section 7.5 of the Operating Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

                  "7.5   List of Members. Members may obtain a copy of the
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       Membership Register in accordance with the provisions of Section 11.5."



Effective Date:  January 8, 2002.

                                               /s/ Jack G. Frahm
                                             -----------------------------------
                                                Jack G. Frahm, Secretary